                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        MEDICAL DEVICE TECHNOLOGIES, INC.
               (exact name of registrant specified in its charter)


                                      Utah
                             -----------------------
         (State or other jurisdiction of incorporation or organization)

                                   58-1475517
                             ---------------------
                      (IRS Employer Identification Number)



       9171 Towne Centre Drive - Suite 355 - San Diego, California - 92122
                    (Address of principal executive offices)

                          1997 STOCK COMPENSATION PLAN
                            (Full title of the plan)

                    M. Lee Hulsebus, Chief Executive Officer
                        Medical Device Technologies, Inc.
        9171 Towne Centre Drive - Suite 355 - San Diego, California 92122
                     (Name and address of agent for service)

                                 (619) 455-7127
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
------------------------ ------------------ --------------------------- ------------------------- ---------------------
  Title of Securities      Amount to be          Proposed Maximum           Proposed Maximum           Amount of
   to be Registered         Registered            Offering Price        Aggregate Offering Price    Registration Fee
                                                    Per Share
------------------------ ------------------ --------------------------- ------------------------- ---------------------
     Common Stock             750,000                 $ 0.66                    $495,000                $150.00

------------------------ ------------------ --------------------------- ------------------------- ---------------------

Notes:

     1. If plan interests are being registered, include the following: In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) and described herein.

     2. Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table.

                                   PROSPECTUS

     Up to 750,000 Shares of Common Stock Received by Employees and Consultants Under the 1997 Stock Compensation Plan by means of this Prospectus.

     This Prospectus accompanies offers by the Company to its employees and consultants of shares of common stock, par value $.15 per share (the "Common Stock"), received through the Company's 1997 Stock Compensation Plan, as amended, (the "Stock Plan"). The Company's principal offices are located at 9171 Towne Centre Drive, Suite 355, San Diego, California 92122, telephone 619/455-7127.

     Shareholders   of  Medical  Device   Technologies,   Inc.  (the  "Company")
reoffering or reselling their shares will do so through the over-the-counter market or through NASDAQ, if the Company's common stock is then included for quotation on NASDAQ. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which restricts sales by each selling shareholder in any three-month period to the greater of 1% of the total outstanding common stock (or as of the date hereof, approximately 68,980 shares) or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale. It is expected that brokers and dealers effecting such transactions will be paid the normal and customary commissions for market transactions.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     INFORMATION WITH RESPECT TO THE COMPANY

     This Prospectus incorporates the following documents and each such document shall be a part of this Prospectus.

1. The Company's Annual Report on Form 10-KSB as amended for the fiscal year ended December 31, 1995.

2. The Company's current Report on Form 8-K dated January 15, 1996.

3. The Company's current Report on Form 8-K dated January 24, 1996.

4. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996.

5. The Company's Prospectus dated June 24, 1996.

6. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996.

7. The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.

8. The Company's 1997 Stock Compensation Plan.

9. All other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 since January 10, 1997.

                The date of this Prospectus is January 10, 1997.


                        TABLE OF CONTENTS OF PROSPECTUS

                                                       PAGE
                                                       ----
THE COMPANY                                            3

STOCK PLAN INFORMATION                                 5

BUSINESS OF THE COMPANY                                6

RISK FACTORS                                           14

MANAGEMENT                                             30

VOTING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT                                  35

LEGAL PROCEEDINGS                                      36

INDEMNIFICATION                                        36


     Copies of any of the foregoing documents may be obtained, without charge upon the oral or written request of any person to the Company at 9171 Towne Centre Drive, Suite 355, San Diego, California 92122, telephone 619/455-7127, fax 619/455-7295.

                                   THE COMPANY

     The Company was incorporated on February 6, 1980, under the laws of the State of Utah, initially under the name of Gold Probe, Inc. In September 1981, the Company and the Hailey Oil Company, Inc. a Mississippi corporation, entered into an Agreement and Plan of Reorganization whereby the Company acquired Hailey Oil Company, Inc. and exchanged 4,500,000 shares of its Common Stock for all the issued and outstanding shares of Hailey Oil Company, Inc. Also, pursuant to the reorganization, in January 1982 the Company changed its name to Hailey Energy Corporation, effected a one(1) for five (5) reverse split of its Common Stock, and decreased its authorized number of shares to 25,000,000. In October 1986, the number of authorized shares of the company was increased to 100,000,000. In November, 1990, the company effected a one (1) for thirty (30) reverse split of its Common Stock and increased the par value of its Common Stock to $0.15 per share. In November 1992, the Company changed its name from "Hailey Energy
Corporation" to "Cytoprobe Corporation." The number of authorized shares (100,000,000) remained unchanged. In January 1994, the Company effected a one
(1) for six (6) reverse split of its Common Stock. The par value of the company's Common Stock remained at $0.15 per share and the number of authorized shares remained unchanged. In May 1995, the company changed its name to Medical Device Technologies, Inc. to reflect the company's broadening base of medical products. In June 1996 the company effected a one (1) for two (2) reverse split of its Common Stock. The par value of the Company's Common Stock remained at $0.15 per share and the number of authorized shares remained unchanged.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street NW, Washington, DC 20549. The Company's Common Stock is traded in the National
Association of Securities Dealers Automated Quotation ("NASDAQ") under the symbol "MEDD." The Company's publicly traded preferred stock, 6% Cumulative Convertible Series A Preferred Stock, par value $.01 per share (the "Preferred Stock") and the Company's redeemable common stock purchase warrants (the "Redeemable Warrants") are traded under the symbols, "MEDDP" and "MEDDW", respectively.

     The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to an aggregate of 750,000 shares of the Company's Common Stock, all of which will be issued to employees and/or consultants of the Company pursuant to the Stock Plan. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the shares of the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereof. Statements in this Prospectus as to any document are not necessarily complete and, where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, DC (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

     No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the common stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

     The Company's principal offices are located at 9171 Towne Centre Drive, Suite 355, San Diego, California 92122, telephone 619/455-7127.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                             STOCK PLAN INFORMATION

     The 1997 Stock Compensation Plan was established by the Company effective on January 10, 1997 to provide the Company flexibility and to conserve the
Company's cash resources in compensating certain of its technical, administrative and professional employees and consultants. Issuance of shares under the Stock Plan is restricted to persons and firms who are closely-related to the Company and who provide services in connection with the development, production of the Company's products or otherwise in connection with its business. The Stock Plan authorizes the Company to issue up to 750,000 shares of the Company's Common Stock. Shares must be issued only for bona fide services and may not be issued under the Stock Plan contingent on services to be rendered in the future or for services in connection with the offer and sale of securities in a capital-raising transaction. Shares are awarded under the Stock Plan pursuant to individually negotiated compensation contracts as determined and/or approved by the Stock Plan Committee (the "Committee"). The Committee must be comprised of two or more of the Company's Directors appointed thereto by the Company's Board of Directors. Committee members need not be independent Directors. Messrs. M. Lee Hulsebus and Thomas E. Glasgow presently serve on the Committee. Eligible participants include directors, employees and non-employee consultants and advisors. The Company intends to award up to 10,000 shares under the Stock Plan to each of its six directors to compensate them for their service on the Company's Board of Directors during 1997. Subject to the restriction that shares may not be awarded under the Stock Plan to persons owning beneficially or of record ten percent (10%) or more of the Company's then outstanding Common Stock or who would own such amount of shares as a result of an award under the Stock Plan, there is no limit as to the number of shares which may be awarded to a single participant. The Company anticipates that a substantial portion of the Shares to be issued under the Stock Plan will be issued as compensation to technical consultants and advisors to the Company who provide development and clinical services to the Company in the development and testing of the Fluid Alarm System (FAS), formerly the Personal Alarm System (PAS), the Cell Recovery System (CRS), and the Intracranial Pressure Monitoring System (ICP) devices. Shares may be awarded under the Stock Plan until January 1999. The Company anticipates all 750,000 shares under the Stock Plan will be awarded during 1997 and 1998. No shares under the 1997 Stock Compensation Plan have been issued before the date of this Prospectus.

     The Stock Plan does not require restrictions on the transferability of shares issued thereunder. However, such shares may be restricted as a condition to their issuance where the Board of Directors deems such restrictions appropriate. The Stock Plan is not subject to the Employee Retirement Income Securities Act of 1974 ("ERISA"). Shares awarded under the Stock Plan are intended to be fully taxable to the recipient as earned income.

                             BUSINESS OF THE COMPANY

     Effective as of January 1, 1994, the Company has been engaged full time in identifying, developing and bringing to market medical devices which the Company believes are innovative, represent improvements over existing products, or are responsive to a presently unfulfilled need in the marketplace. The Company's strategy consists of: (i) identifying patented technologies in the medical device field that it believes have potential commercial viability but still require refinement and regulatory clearance, (ii) providing the necessary funds to develop and obtain the requisite regulatory clearance of such products in exchange for the acquisition, license for some other right to commercialize such technologies, and (iii) attempt to commercialize or sublicense such technologies by entering into agreements with one or more entities for clinical development, manufacturing and marketing of such products. Through this strategy, the Company believes that it can play a role in bridging the gap between viable patented technologies and their commercialization. Pursuant to this strategy, the company has identified and acquired three licenses to develop products, the Fluid Alarm System (FAS) formerly the Personal Alarm System (PAS), the Cell Recovery System
(CRS) and the Intracranial Pressure Monitoring System (ICP), all of which the company believes have commercial viability. The primary focus of the Company's activities for the foreseeable future will be the marketing of the FAS and the CRS and completing the regulatory and development process relative to the ICP so that the Company can also bring this product to market. Nevertheless, the Company also receives opportunities from time to time to license other patented technologies in the medical device field. Depending on the specific device and other circumstances, such as the Company's then current financial and operating situation, the company may pro-actively attempt, on a limited basis, to identify and license additional patented technologies in the medical device field.

The Company's Products

The Fluid Alarm System

     The Fluid Alarm System is a device that monitors the integrity of infection control barriers, such as surgical gloves and gowns worn during medical procedures. The FAS is designed to provide notification of fluid contact between the health care professional and patient and thus decrease the probability of transmission of fluid-borne infectious agents, such as Human Immunodeficiency Virus ("HIV"), the virus that causes Acquired Immune Deficiency Syndrome ("AIDS"), Hepatitis B and C viruses, and Staphylococcus ("Staph"). The Company received FDA clearance to market its Fluid Alarm System in August, 1995, although it did not commence production and marketing of the product until it received the necessary funds to do so upon the closing of a private placement of short term notes in January, 1996. The Company believes that fluid contact between health care professionals and patients occurs not only when barriers such as latex surgical gloves and gowns are breached by tearing or puncture but also when such barriers are fluid-saturated. Further, the Company believes that all latex surgical gloves, at some point in time, become fluid-saturated, potentially permitting microorganisms contained in bodily fluids to pass between the health care professionals and the patients. See "Risk Factors-No Assurance of Market for FAS Device" and "Business of the Company-Potential Market for the FAS Device."

     Hospital regulations as well as good medical practice requires that defective or compromised barriers be replaced as quickly as feasible. The immediate awareness of fluid contact between the health care professional and patient is designed to decrease the probability of transmission of fluid-borne infectious agents. Defective or fluid-saturated gloves represent a potential danger for both the worker and the patient. Regulations promulgated by the U.S. Government's Occupational Safety and Health Administration ("OSHA") require a user of sterile barriers to be aware of the status of his or her protective barriers at all times during a surgical procedure. The user of sterile barriers is required to change any portion of those barriers when they have been compromised. The Company believes that the FAS provides users with a high degree of accuracy and reliability in becoming aware of compromised infection barriers such as latex surgical gloves.

     Presently health care professionals rely on visual observations or "feel" to determine whether the protective barriers have been compromised. While this approach may be effective for punctures or tears, it is not reliable when the integrity of protective barriers are breached due to unnoticed defects or fluid-saturation. In the case of surgeons' latex gloves, which are frequently covered with blood and are sweaty inside, visual observation and inspection is difficult and unreliable. Thus, the Company believes that its FAS device will enable health care professionals to immediately recognize with a high degree of accuracy when a protective barrier has been compromised.

     The FAS is designed to be worn similar to a pager, and provides two types of immediate warnings in order to indicate either fluid-saturation or a small hole or a tear in a health care worker's glove. The FAS consists of a battery-powered electronic pager-like device that is simultaneously tethered to the patient and the health care professional that can sense the flow of extremely small electrical currents when a fluid contact is made between the patient and the health care professional. When the FAS senses a current flow characteristic of a tear, major puncture or fluid saturation, the FAS device generates a continuous 5-second vibration. Alternatively, when current flow characteristic of a small puncture or partial fluid saturation is detected, the FAS device will vibrate in brief intermittent bursts.

     The Company presently intends to sell the FAS for $500.00 each to distributors, who in turn may resell or lease the FAS device to end users.

Potential Market for the FAS Device

     The Company believes that the potential market for the FAS includes all hospitals, physicians' offices, dental offices, emergency rooms, and other medical facilities. Given the limited resources of the Company, initial strategy will be to focus on those markets where the need for the FAS is greatest. Consequently, the Company will initially introduce the FAS to hospital operating rooms and out-patient surgical centers. Further, the Company believes that it needs to convince the medical community of the unreliability of infection control barriers such as latex surgical gloves, particularly in the absence of obvious breaches of the gloves' integrity before it can effect substantial sales of the FAS device. The Company has conducted studies with respect to the fluid-saturation of latex surgical gloves and the subsequent infection that may occur from the resulting exchange of bodily fluids. In addition, the Company is also seeking the endorsement of or a mandate from either the Center for Disease Control in Atlanta, Georgia (the "CDC") or OSHA that a device like the FAS should be used in connection with all surgical and other medical procedures where the possibility exists for fluid contact between health care professionals and patients. There is no assurance that the Company will be able to convince the medical community of the need for a device like the FAS whether or not the CDC or OSHA endorses or mandates such a device, of which there can be no assurance, and thus, there can be no assurance that a market will develop for the FAS device. See "Risk Factors-No Assurance of Market for FAS Device."

License Agreement

The Company obtained the rights to the FAS effective June 1, 1994, pursuant to a license agreement ("PAS License Agreement") with Robert Lee Thompson, d/b/a Thompson Medical, whereby Mr. Thompson granted to the Company the exclusive worldwide license to manufacture, use, sell or otherwise dispose of the FAS. Pursuant to an Addendum to License Agreement dated September 19, 1996, the Company made a one time payment to Mr. Thompson of Eighty-One Thousand One Hundred Eighty-Seven dollars and Fifty Cents ($81,187.50) as full and complete settlement of all past and future royalties. The PAS License Agreement was extended for an additional year so that the License Agreement now expires June 1, 2005. In May 1995, the Company also entered into an exclusive license agreement with Dietmar P. Rabussay, Ph.D., a consultant to the Company, for the Signal Modulation Barrier Monitor (the "SMBM"), which is a component part of the FAS device. Pursuant to this license agreement the Company is obligated to pay royalties equal to 1% of the average retail sales price on the net sales of all FAS devices. The invention disclosure as well as the patent application for the SMBM have been filed with the Patent and Trademark Office and the Company filed a patent application for the SMBM during the fourth quarter of 1996.

The Cell Recovery System

The Company's Cell Recovery System is a cell "brushing" and retrieval system using an automated brush for the collection of specimen cells from an organ's internal surface for diagnostic purposes, primarily (but not limited to) cancer detection. Presently, in order to obtain diagnostically significant tissue cells from an organ's internal surface an excisional biopsy is necessary, i.e. the patient must check into a hospital for a $5,000 - $7,000 procedure that requires general anesthesia and the endoscopic surgical removal of tissue from the patient's internal organ. In contrast, the CRS device is a non-surgical procedure that can be performed on an outpatient basis without general anesthesia, although local anesthesia is required.

     The first application for the CRS device is intended to be to the urology market. Currently, the preliminary test for bladder cancer is to test a patient's urine sample, which has a very high incidence of producing "false negatives." As a consequence, in most instances where there are persistent symptoms, physicians who receive a negative result from a urine sample when testing for bladder cancer will then conduct a visual, in-office examination using a cystoscope, which is a catheter-type instrument. Even if a visual examination with the cystoscope does not reveal cancer polyps on the bladder wall, the physician may then require an excisional biopsy to test if cancer cells are present in suspect areas. The Company believes that its CRS device provides a reliable alternative, and complement to, today's standard biopsy procedure and will be the first automated brush system able to successfully retrieve cell samples. Although products that utilize a manual, but not automated, brushing technique for obtaining organ cells are currently available, the Company believes that there is no automated device that accomplishes the same tasks the CRS is designed to perform. Manual brushing is awkward and, unlike the CRS, does not include a system by which the cells that are "brushed" off the wall of the internal organ are simultaneously and selectively retrieved. As an alternative to a biopsy, the CRS device, which can be used in an outpatient (office) setting, is intended to save time, and also give the physician an option that does not include the increased expense of general anesthesia and an overnight stay in the hospital, thus representing reduced cost and risk to the patient. Accordingly, as the CRS automated brushing and retrieval system is significantly less expensive than excisional biopsy. The Company also believes that the CRS procedure is reimbursable, although there can be no such assurances. See "Risk Factors-Health Care Reform and Related Measures; Uncertainty of Product Pricing and Reimbursement." In addition, the CRS can also be used for the follow-up care that bladder cancer patients require.

     The Company received marketing clearance from the FDA for the CRS device for use in the urology market in March, 1996. The Company intends to launch the CRS in 1997. Prior to the market launch of the CRS, the Company intends to complete certain clinical trials for a follow-up 510(k) submission to the FDA to establish that the device assists with the detection of certain urological diseases, such as bladder cancer, and at the same time commence manufacturing for the system's instrumentation and disposables. There can be no assurance that the Company will receive 510(k) clearance from the FDA for such additional claims or that the FDA will not require the Company to submit a pre-market approval application for such claims which would substantially delay marketing clearance. There can also be no assurance that the Company will be successful in establishing volume manufacturing of the system's instrumentation and disposables.

     The Company has not presently determined the price of or manner in which the CRS device will be marketed and sold.

Potential Market for the CRS Device

     The Company believes that in order to successfully market the CRS device, the Company will have to establish the device's capabilities in assisting with the detection of certain urological diseases, such as bladder cancer, particularly in comparison to current cell sampling methods. In order to do so, the Company has received commitments to begin clinical studies of the CRS from a leading urologist and a leading pathologist. The Company has also contacted five other leading urologists and companies who each have expressed an interest in completing clinical studies of the CRS. Furthermore, the Company also presently intends to begin the testing and FDA clearance process for other applications of the technologies underlying the CRS device. No assurance can be given that the Company will be successful in obtaining FDA clearance or approval for such other applications. The Company believes that the technologies underlying the CRS device can readily be applied to, and adapted for, other diagnostic procedures with relatively minor modifications. Specifically, the Company believes that the technologies underlying the CRS will be applicable to a large number of diagnostic procedures amenable to endoscopy, such as bronchoscopy (lung examination), laparoscopy (abdominal and pelvic organ examination) and gastro-intestinal endoscopy.

License Agreement

     The Company entered in August 1992 into an exclusive license agreement, as amended, (the "CRS License Agreement") with Robert Langdon, Nancy Bush and Max
K. Willscher, M.D. for the exclusive worldwide rights to develop, manufacture and market the CRS and any other device based upon the underlying patent. The CRS' License Agreement is for a term equal to the currently remaining life of the patent relating to the CRS, which is approximately 13 years.

     On August 7, 1996, the company entered into an Agreement with Robert Langdon to purchase his 50% ownership interests in the CRS for a payment of Three Hundred Thousand Dollars ($300,000). Furthermore, the Company is obligated to pay to Ms. Bush and the estate of Dr. Willscher a royalty equal to 5% of the average retail sales price on all net sales, subject to $100,000 minimum per year. In addition, with respect to calendar years 1994 and 1995, the Company is obligated to pay $100,000 in 20 equal quarterly installments of $5,000 commencing January 1, 1997. Through December 31, 1996 the Company has paid $600,000 and issued 227,966 shares of Common Stock pursuant to the original CRS License Agreement. The Company can terminate the CRS License Agreement with 90 days written notice, at which time all of the Company's patent rights in the CRS device will cease.

The Intracranial Pressure Monitoring System

     The Intracranial Pressure Monitoring System is a device that non-invasively monitors pressure inside the human skull. Increased intracranial pressure generally results from either fluid build-up, or swelling or abnormal tissue growth of the brain, thereby cutting off blood flow to the brain, resulting in increased risk of cell death. This cell death results in brain damage, and in severe cases, can cause patient death. Presently, intracranial pressure can only be determined by surgically drilling a hole into or removing a section of the skull and inserting a catheter pressure transducer to measure the pressure. Thereafter, if a high level of intracranial pressure is found to be present, then the same surgical drilling procedure is often used in an attempt to relieve the pressure. Due to the invasive nature of such a procedure, the current practice of drilling a hole in or removing a section of the skull is considered risky and expensive, and cannot be used for routine monitoring and examinations. The Company believes that the ICP, when developed, can be a valuable diagnostic tool and will greatly assist health care professionals in assessing when surgical drilling is necessary to relieve intracranial pressure.

     The ICP's non-invasive system utilizes a process of imparting a small known force on the surface of the skull and sensing resulting low frequency (0 to approximately 100 Hz.) wave signals at different points on the skull surface. The characteristics of the resulting wave signals are a function of the pressure within the skull and change when the intracranial pressure increases or decreases. The Company presently anticipates that it will commercialize two distinct versions of the ICP device. The first generation ICP device will measure changes in the direction and rate of change in intracranial pressure. The second generation ICP device, which will effectively be an upgrade of the software used in the first generation, will be able to assess ranges of intracranial pressure levels as well. The Company believes non-overlapping markets exist for each generation of the device. The ICP system makes use of proprietary wave form analysis software originally developed by
Scientific-Atlanta, Inc., and now assigned to Global Associates, Ltd. The Company originally entered into a teaming agreement with Scientific-Atlanta, Inc., which was subsequently assigned to Global Associates, Ltd. The teaming agreement is more fully described below.

Potential Market for the ICP Device

     The Company believes that the potential market for both the first and second generation ICP device is primarily hospitals that perform intracranial procedures. Management believes that the initial users of the first generation ICP will be neurosurgeons in connection with diagnostic procedures. Management believes that the second generation ICP will be used not only by neurosurgeons but also by emergency room personnel for patients who have suffered traumas to the head, as well as by physicians to monitor and record the intracranial pressure of individuals as a standard diagnostic procedure, similar to measuring an individual's blood pressure. Clinical testing with respect to the first generation ICP is currently ongoing and is estimated to be finished in the second quarter of 1997. The Company presently intends to make its first submission to the FDA in 1997. It has not been established if the initial submission will take the form of a 510(k) or a PMA. Contemporaneously, in 1997 the Company intends to continue clinical trials as required to gain sufficient data for the second generation ICP which the Company presently anticipates will be concluded by the end of 1997. The Company believes that there is no product or system presently on the market or under development which has similar technological advantages as those of the ICP device.

License Arrangements

     The Company's majority-owned subsidiary, the ICP Corporation, has the exclusive right to the ICP. The ICP Corporation entered into an agreement in January, 1993 with Medys, Inc., a New Hampshire corporation (the "Medys Agreement"), whereby the ICP Corporation obtained the right to acquire the worldwide, exclusive, nontransferable license to develop, manufacture and market the ICP until the year 2009, which is when the patent relating to the ICP expires. Under the terms of the Medys Agreement, the ICP Corporation is obligated to pay Medys, Inc. royalties equal to 10% of the net sales proceeds from the ICP with a minimum payment of $90,000 due for the year ended December 31, 1996 and $200,000 for all subsequent years through the life of the patent. With respect to the royalties due for the year ended December 31, 1996, $15,000 was prepaid on December 31, 1995. Further, under the Medys Agreement the Company is responsible for clinical testing of the ICP and obtaining all required FDA and other required regulatory clearances. The Company can terminate the Medys Agreement with 90 days written notice at which time all of the Company's patent rights in the ICP device will cease.

     In addition to the Medys Agreement that the Company has entered into with respect to the ICP, the Company also entered into an agreement with respect to the ICP device on November 23, 1992 with Hampton Morgan Holdings, S.A., a Panamanian company ("Hampton Morgan"), which was controlled by a shareholder of the Company (the "Hampton Morgan Agreement"). The Company had previously retained the consulting services of Hampton Morgan in June of 1992 in connection with the CRS device. The Hampton Morgan Agreement provided, among other things, for (i) a payment of 83,334 shares of Common Stock to Hampton Morgan as a finder of the ICP device, (ii) royalties to Hampton Morgan equal to 8% of gross sales of the ICP, and (iii) the issuance of 1,000,000 shares of Common Stock to Hampton Morgan upon the Company achieving gross sales of $10,000,000 with respect to the ICP. The Company issued the 83,334 shares to Hampton Morgan as a finder in 1992, but the Company, on the advice of counsel, believes that the balance of the Hampton Morgan Agreement is not enforceable because Hampton Morgan has failed to make certain required payments to the Company under the Hampton Morgan Agreement. Consequently, the Company does not intend to pay the 8% royalty or 1,000,000 shares of Common Stock to Hampton Morgan. In the event that the Company is incorrect and has to pay some or all of the royalty payments and/or shares of Common Stock to Hampton Morgan under the Hampton Morgan Agreement, it would have a material adverse effect on the potential profitability of the ICP and could have a material adverse effect on the Company as a whole.

Global Associates, Ltd. Agreement

     In February 1993, the Company entered into a teaming agreement (the "Teaming Agreement") with Scientific-Atlanta, Inc.("S-A") who subsequently assigned the agreement to Global Associates, Ltd. ("Global") in July 1996, as the result of the sale of a division by S-A to Global, to provide equipment, technical expertise and experience directly related to the computer software which provides the signal/data processing and modal analysis techniques in developing the ICP. Under the Teaming Agreement, the Company is obligated to use Global exclusively as its supplier for signal/data processing and modal analysis techniques, equipment and software for the first twelve (12) months after it commences sales of the ICP and thereafter only if Global's prices are as low as those offered by any other third party. The Teaming Agreement is for a term of the earlier of five years or a date of two years following initial product sale, unless sooner terminated.

RISK FACTORS

     Development  Stage  Company;  History  of  Operating  Losses;   Accumulated
Deficit; Uncertainty of Future Profitability

     The Company was exclusively engaged in oil and gas activities until June 1992, when it entered into its first license agreement and commenced its current operations in the medical device business. The Company subsequently entered into two additional licenses for medical devices and in April of 1994 discontinued entirely its oil and gas operations. The Company commenced the limited manufacture and marketing of its first medical device, the Fluid Alarm System
(FAS), formerly called the Personal Alarm System (PAS), in January 1996, although to date, the Company has not yet realized significant sales of the FAS device. The Company is currently developing its other two medical devices, the Cell Recovery System (CRS) and the Intracranial Pressure Monitoring System
(ICP). Consequently, the Company is still a development stage company with respect to the medical device business. At September 30, 1996, partially as a result of its unsuccessful oil and gas activities, the Company had an accumulated deficit of $16,292,117. The Company expects losses to continue until such time as it can bring its medical devices successfully to market and generate sufficient operating revenues. Although the Company has commenced marketing the Fluid Alarm System, the Company needs to find a marketing partner for the FAS and to conduct additional development activities with respect to its other products, which include clinical testing and establishing manufacturing with respect to the Cell Recovery System, and substantial clinical testing and obtaining regulatory clearance with respect to the Intracranial Pressure Monitoring System. Although the Company received FDA marketing clearance of the Company's second device, the CRS, on March 20, 1996, the Company intends to complete certain clinical trials for a follow-up submission to the FDA to establish that the device assists with the detection of certain urological diseases, such as bladder cancer. There can be no assurance that the Company will receive 510(k) clearance from the FDA for such additional claims or that the FDA will not require the Company to submit a pre-market approval application for such claims which would substantially delay marketing clearance for such additional claims. There also can be no assurance that the Company will be successful in establishing manufacturing of the system's instrumentation and disposables. The Company's third device, the ICP, is still undergoing development with respect to the first generation ICP device; trials in a clinical setting, to be followed shortly by multi-site clinicals are expected to start on this device in 1997. It is currently anticipated that additional clinical trials for the second generation ICP will not begin until later in 1997. The Company's intent to establish volume manufacturing and undertake clinical testing with respect to the CRS and the extensive clinical testing and regulatory clearance still required with respect to the ICP, together with projected general and administrative expenses and projected marketing costs related to the FAS and launch of the CRS, are expected to result in continuing losses until such time as the Company achieves significant sales from one or more of its products. The Company's ability to achieve profitability depends upon its ability to successfully market the FAS and to develop and successfully market the CRS and ICP, of which there can be no assurance. In addition, the Company will continue to seek to license additional medical products for development and commercialization, although there can be no assurances that the Company will be able to identify any additional products that it deems suitable for development and commercialization, or that if it does identify such products that any of them will be successfully developed and commercialized.

Auditors' Going Concern Report

     The Company's independent certified accountants' report on the Company's financial statements for the year ended December 31, 1995 includes an explanatory paragraph that the Company's recurring losses from operations, negative working capital (at that time), and limited capital resources raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Need for Additional Financing; Possible Issuance of Additional Securities:
Future Dilution

     The Company's cash requirements are significant. The Company completed a public offering of 6% Cumulative Convertible Series A Preferred Stock ("Preferred Stock") and redeemable common stock purchase warrants ("Redeemable Warrants") in June 1996 and had $3,773,379 in cash at September 30, 1996. The Company presently anticipates continued spending on research and development and for working capital purposes during 1997. The Company may, however, encounter unexpected costs and working capital requirements in connection with the implementation of its business plan and as a consequence, require additional financing to continue to effect its business plan. Based on the Company's current plans, management believes that the current cash position and anticipated revenues from the FAS device will be sufficient to sustain the Company until the second half of 1997. There can be no assurances, however, that prior to the expiration of such period or thereafter that the Company will generate sufficient revenues from sales of the FAS device or the CRS device (which it anticipates to commence marketing in the first half of 1997), or that the Company will not encounter unexpected costs such that the Company will be required to seek additional financing. The Company has no current arrangements with respect to such additional financing and there can be no assurance that any such additional financing can be obtained on terms acceptable to the Company, or at all. Failure by the Company to obtain additional financing either from a public or private offering of its securities, a strategic joint venture or partnership, or otherwise, would have a material adverse effect on the Company. Further, in the event that the Company obtains any additional financing, such financing will most likely have a dilutive effect on the holders of the Company securities.

Uncertainty of Product Development; Corporate Inexperience

     Development of the Company's medical devices will be subject to all of the risks associated with new product development generally, including unanticipated delays, expenses, technical problems, or other difficulties that could result in abandonment or substantial change in the proposed commercialization of the Company's medical devices. Given the uncertainties inherent in new product development generally, and the Company's inexperience in the business of commercializing medical devices, there can be no assurances that the Company will be successful in developing its products. Investors should be aware of the potential problems, delays and difficulties often encountered by any inexperienced company. As a consequence, problems may arise that may be beyond the experience or control of management and accordingly, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by development stage companies in the establishment of a new business in a highly competitive and highly regulated industry. The Company in 1996 commenced the marketing of one of its products, the FAS, and it is not currently possible to predict the demand and market acceptance for the FAS or any of the Company's other products. Accordingly, there can be no assurance that the Company's development and commercialization activities will be successful, that the Company will receive FDA clearance for any of its other products or their advances, or that any of the Company's devices will be commercially viable and successfully marketed, or that the Company will ever achieve significant levels of revenue or profits, if any.

Dependence on Third Party Manufacturing; Limited Marketing Capabilities

     The Company has no current manufacturing capabilities and will not have any such capabilities for the foreseeable future. As a consequence, the Company relies on third parties to manufacture its products. The Company must be able to effect the manufacture of its Fluid Alarm System, and any other devices that it will seek to commercialize, in sufficient quantities and at acceptable costs. Further, the Company and third-party manufacturers will need to comply with FDA and other regulatory requirements in connection with its manufacturing activities and facilities, including FDA Good Manufacturing Practices ("GMP") regulations. In anticipation of higher volume manufacturing requirements, the Company entered into an agreement with a second third party manufacturer, effective as of December 15, 1996, for the manufacture of the FAS. The Company believes this manufacturer satisfies the FDA's GMP regulations, however, there can be no assurance that the manufacturer will continue to satisfy such regulations. Further, the Company presently anticipates that it will engage other third party manufacturers in connection with the manufacture of the CRS and ICP devices. There can be no assurance that such other manufacturers can be identified on commercially acceptable terms, or at all, or that such other manufacturers, if identified, will be adequate for the Company's long-term needs, or that they can meet all relevant regulatory requirements. Moreover, there can be no assurance that the Company's manufacture of products on a limited scale basis means that the Company can effect the successful transition to commercial, large-scale production. Finally, changes in methods of manufacture, including commercial scale-up, can, among other things, require the performance of new clinical studies under certain circumstances.

     The Company currently has a limited sales and marketing staff and does not presently intend to establish its own sales force. The Company is presently seeking to engage major corporate distributors of medical devices to effect the sale of its FAS device, although there can be no assurance that it will be able to do so. As a consequence, the Company's current marketing and sales strategy will substantially rely on unaffiliated third parties to effect the sales of its products. There can be no assurance that the Company will be able to rely on unaffiliated third parties to successfully effect sales of its products or that the Company will not have to incur significant additional expenditures, which may include the employment of sales personnel, in order to successfully effect the sales of its products.

No Assurance of Market for the FAS Device; Need for Certain Minimum FAS Sales

     Although the Company commenced the marketing of the FAS device in the first half of 1996, to date the Company has not effected any significant sales of the FAS device. The Company currently believes that before the FAS will experience any significant sales, the Company will have to convince the medical community of the potential unreliability of infection control barriers such as latex surgical gloves, particularly in the absence of obvious breaches, punctures or tears of the gloves and saturation. In order for the FAS to be successful, the Company must demonstrate that fluid contact between health care professionals and patients occurs as a routine matter as a result of the "fluid-saturation" of latex surgical gloves even when such gloves have not been punctured or torn.

     The Company also needs to demonstrate, from tests it has performed on surgical gloves, that when fluid contact does occur between health care professionals and patients as a result of fluid-saturated but otherwise non-damaged latex gloves, that pathogens (which are disease producing organisms) are transmitted between the health care professional and the patient, thus resulting in a health risk to both parties. There can be no assurance that the Company will be able to convince the medical community of the need for a device like the FAS and consequently, there can be no assurance that a market will develop for the FAS device. The failure of the Company to establish a market for the FAS device and effect significant sales of the FAS device would have a material adverse effect on the Company. Further, in the event that the Company does not effect certain minimum sales of the FAS device in 1997 the Company will require additional capital in order to sustain itself for the latter part of 1997 and the future. See "Risk Factors "Need for Additional Financing; Possible Issuance of Securities; Future Dilution"

No Assurance of Market for the CRS Device

The Company received marketing clearance for the CRS device with respect to urological procedures on March 20, 1996. Nevertheless, the Company will not commence marketing the CRS until the first half of 1997 so that the Company can complete certain clinical trials for a follow-up 510(k) submission to the FDA to establish that the device assists with the detection of certain urological diseases, such as bladder cancer. There can be no assurance that the Company will receive 510(k) clearance from the FDA for such additional claims or that the FDA will not require the Company to submit a pre-market approval ("PMA") application for such claims that would substantially delay marketing clearance. Although there can be no assurance that the Company will be able to do so, the Company also intends to commence manufacturing of the system's instrumentation and disposables prior to a scheduled marketing launch of the CRS. The Company currently believes that before the CRS will experience any significant sales that the device's capabilities in assisting with the detection of certain diseases, such as bladder cancer, particularly in comparison to current cell sampling methods, will have to be established. There can be no assurance that the Company will be able to establish to the medical community that the CRS device is more effective in assisting in the detection of bladder cancer and consequently, there can be no assurance that a market will develop for the CRS device relative to the detection of bladder cancer. Further, since the Company has not yet commenced adaptation of the CRS device for any other procedures, there can be no assurance that there will be a market for any other procedures for which the Company may attempt to adopt the CRS device. The failure of the Company to establish a market for the CRS device and effect significant sales of the CRS device in the urological field or any other field could have a material adverse effect on the Company. See "Business of the Company - The Company's Products-the Cell Recovery System - Potential Market for the CRS device."

No Assurance of Identification, Acquisition or Commercialization of Additional Technologies

     From time to time, if the Company's resources allow, the Company intends to explore the acquisition and subsequent development and commercialization of additional patented technologies in the medical device field. There can be no assurance, however, that the Company will be able to identify any additional technologies and, even if suitable technologies are identified, there can be no assurance that the Company will have sufficient funds to commercialize any such technologies or that any such technologies will ultimately be viable.

Government Regulations

     The Company's medical device products are subject to extensive government regulations in the United States and in other countries. In order to clinically test, produce, and market its devices, the Company must satisfy numerous mandatory procedures, regulations, and safety standards established by the US Food and Drug Administration (FDA), and comparable state and foreign regulatory agencies. Typically, such standards require that the products be cleared by the government agency as safe and effective for their intended use prior to being marketed for human applications. The clearance process is expensive and time consuming. Other than with respect to the Company's Fluid Alarm System and the Cell Recovery System, no assurance can be given that clearances will be granted for any expanded claims for the CRS or for the sale of the ICP or any other future products, if any, or that the length of time for clearance will not be extensive, or that the cost of attempting to obtain any such clearances will not be prohibitive.

     The FDA employs a rigorous system of regulations and requirements governing the clearance processes of medical devices, requiring, among other things, the presentation of substantial evidence, including clinical studies, establishing the safety and efficacy of new medical devices. The principal methods by which FDA clearance is obtained are a PMA, which is for products that are not comparable to any other product in the market, or filing a pre-market notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act (a "510(k)") which is for products that are similar to products that have already received FDA clearance. Although both methods may require clinical testing of the products in question under an approved protocol because PMA clearance relates to more unique products, the PMA procedure is more complex and time consuming. Applicants under the 510(k) procedure must prove that the products for which clearance is sought are substantially equivalent to products on the market prior to the Medical Device Amendments of 1976, or products approved thereafter pursuant to the 510(k). The review period for a 510(k) application is approximately one hundred fifty (150) days from the date of filing the application, although there can be no assurance that the review period will not extend beyond such a period.

     Under the PMA procedure, the applicant is required to conduct substantial clinical testing to determine the safety, efficacy and potential hazards of the product. The review period under a PMA application is one hundred eighty (180) days from the date of filing, and the application is not automatically deemed cleared if not rejected during that period. The preparation of a PMA application is significantly more complex, expensive and time consuming than the 510(k) procedure. Further, the FDA can request additional information, which can prolong the clearance process.

     In order to conduct human clinical studies for any medical procedure proposed for the Company's products the Company could also be required to obtain an Investigational Device Exemption ("IDE") from the FDA which would further increase the time before potential FDA clearance. In order to obtain an IDE, the Company would be required to submit an application to the FDA, including a complete description of the product, and detailed medical protocols that would be used to evaluate the product. In the event an application were found to be in order, an IDE would ordinarily be granted promptly thereafter.

     The Company may be required to use the PMA process for the Intracranial Pressure Monitoring System or for expanded claims for the CRS in order to be granted FDA clearance. The clearance process can take from a minimum of six (6) months to several or more years, and there can be no assurance that FDA clearance will be granted for the commercial sale of the Intracranial Pressure Monitoring System or expanded claims for the CRS device.

     The FDA also imposes various requirements on manufacturers and sellers of medical devices under its jurisdiction, such as labeling, manufacturing practices, record-keeping and reporting requirements. The FDA may also require post-market testing and surveillance programs to monitor a product's effect. There can be no assurance that the appropriate clearance from the FDA will be obtained, that the process to obtain such clearance will not be excessively expensive or lengthy, or that the Company will have sufficient funds to pursue such clearances. Moreover, failure to receive requisite clearance for the Company's products or processes would prevent the Company from commercializing its products as intended, and would have a material adverse effect on the business of the Company.

     Even after regulatory clearance is obtained, any such clearance may include significant limitations on indicated uses. Further, regulatory clearances are subject to continued review, and later discovery of previously unknown problems may result in restrictions with respect to a particular product or manufacturer, including withdrawal of the product from the market, or sanctions or fines being imposed on the Company.

     Distribution of the Company's products in countries other than the United States may be subject to regulation in those countries. There can be no assurance that the Company will be able to obtain the approvals necessary to market its medical devices outside of the United States.

Potential for Increased Royalties with Respect to the ICP Device

     In addition to the license agreements that the Company has entered into with respect to the ICP, the Company also entered into an agreement with respect to the ICP device on November 23, 1992 with Hampton Morgan Holdings, S.A., a Panamanian company ("Hampton Morgan"), which was controlled by a shareholder of the Company (the "Hampton Morgan Agreement"). The Company had previously retained the consulting services of Hampton Morgan in June of 1992 in connection with the CRS device. The Hampton Morgan Agreement provided, among other things, for (i) a payment of 83,334 shares of Common Stock to Hampton Morgan as a finder of the ICP device, (ii) royalties to Hampton Morgan equal to 8% of gross sales of the ICP, and (iii) the issuance of 1,000,000 shares of Common Stock to Hampton Morgan upon the Company achieving gross sales of $10,000,000 with respect to the ICP. The Company issued the 83,334 shares to Hampton Morgan as a finder in 1992, but the Company, on the advice of counsel, believes that the balance of the Hampton Morgan Agreement is not enforceable because Hampton Morgan has failed to make certain required payments to the Company under the Hampton Morgan Agreement. Consequently, the Company does not intend to pay the 8% royalty or 1,000,000 shares of Common Stock to Hampton Morgan. In the event that the Company is incorrect and has to pay some or all of the royalty payments and/or shares of Common Stock to Hampton Morgan under the Hampton Morgan Agreement, it would have a material adverse effect on the potential profitability of the ICP and could have a material adverse effect on the Company as a whole. See "Business of the Company - The Intracranial Pressure Monitoring System - License Arrangements"

Patents and Intellectual Property Rights

     The Company has entered into exclusive license agreements with respect to each of the patents underlying the Company's first three products: the Fluid Alarm System; the Cell Recovery System; and the Intracranial Pressure Monitoring System. There can be no assurance, however, that such patents will provide the Company with significant protection from competitors. Patent protection relative to medical devices is generally uncertain, and involves complex legal and factual questions. To date, there has emerged no consistent policy regarding the breadth of claims allowed in connection with the patent protection of medical devices. Furthermore, legislation is being considered which, in the future, might prevent the patenting or enforcement of a patent covering certain surgical or medical procedures. Accordingly, there can be no assurance that any patents licensed by the Company will afford protection against competitors with similar technologies. Finally, there can be no assurance that the Company will have the financial resources necessary to enforce its patent rights.

     Even though the Company has been licensed under patents, under the terms of the Company's license agreements, the Company is responsible for defending against charges of infringement of third party patents by the Company's products. Challenges may be instituted by third parties as to the validity, enforceability and infringement of the patents. Further, the cost of the litigation to defend any challenge to the Company's licensed patents or to uphold the validity and enforceability and prevent infringement of the Company's licensed patents could be substantial.

     The Company may be required to obtain additional licenses from others to continue to refine, develop, manufacture, and market new products. There can be no assurance that the Company will be able to obtain any such licenses on commercially reasonable terms or at all or that the rights granted pursuant to any licenses will be valid and enforceable.

     Notwithstanding the Company's exclusive license with respect to the patents underlying the FAS, CRS and ICP, there can be no assurance that others will not independently develop similar technologies, or design around the patents. If others are able to design around the patents, the Company's business will be materially adversely affected. Further, the Company will have very limited, if any, protection of its proprietary rights in those jurisdictions where it has not effected any patent filings or where it fails to obtain patent protection despite filing therefor.

     Even though the patents underlying the Company's three medical devices have been issued by the United States Patent and Trademark Office, challenges may be instituted by third parties as to the validity and enforceability of the patents. The Company is not presently aware of any challenges to the patents. Similarly, the Company may also have to institute legal actions in order to protect infringement of the patents by third parties The Company is not presently aware of any such infringements. The costs of litigation or settlement in connection with the defense of any third party challenges relative to the validity and enforceability of its patents and/or to prevent any infringement of the patents by third parties, which pursuant to the license agreements with respect to the patents are the Company's responsibility, could be substantial. Moreover, in the event that the Company was unsuccessful in any such litigation, the Company could be materially adversely affected.

     In addition to relying on patent protection for its products, of which there is no assurance, the Company will also attempt to protect its products, processes and proprietary rights by relying on trade secret laws and non disclosure and confidentiality agreements, as well as exclusive licensing arrangements with persons who have access to its proprietary materials or processes, or who have licensing or research arrangements exclusive to the Company. Despite these protections, no assurance can be given that others will not independently develop or obtain access to such materials or processes, or that the Company's competitive position will not be adversely affected thereby. To the extent members of the Company's Scientific Advisory Board have consulting arrangements with, or are employed by, a competitor of the Company, such members might encounter certain conflicts of interest, and the Company could be materially adversely affected by the disclosure of the Company's confidential information by such Scientific Advisors. See "Business of the Company."

Restatement of Amortization of Patent License Agreements

     Effective as of the fourth quarter of the fiscal year ended December 31, 1995, the Company changed its method of amortizing its license agreements from commencement of product shipment to the estimated useful life of the license agreement, which is ten years. As a consequence, the combined stated values of the Company's patent agreements at December 31, 1993, 1994 and 1995, were reduced by 11.9%, 18.6% and 28.2%, respectively, of their combined stated values prior to the reduction. Also, as a result of this reduction, the Company's net losses for the years ended December 31, 1993, 1994 and 1995 (as restated) and its cumulative net loss for the period from June 1, 1992 to December 31, 1995 (as restated) increased by 10.9%, 6.9%, 7.6% and 7.7%, respectively.

     The Company will continue to monitor the markets for its products, the emergence of competitive products and technologies and associated events, and will adjust the lives of its patent licenses accordingly. As a consequence, the Company may deem it necessary or appropriate to make additional adjustments the results of which may include further reductions in the stated values of the Company's patent license agreements.

Competition; Product Obsolescence

     The medical device industry is intensely competitive, particularly in terms of price, quality and marketing. Most of the Company's competitors are better established and have substantially greater financial, marketing and other resources than the Company. Further, most of the Company's competitors have been in existence for a substantially longer period of time and may be better established in those markets where the Company intends to sell its devices. Although the Company is not presently aware of any competitor that commercially manufactures and sells any medical devices with the same technological advantages as those the Company presently intends to sell, the Company is aware that several technologies similar to the Fluid Alarm System are being developed and tested. Due to the Company's relative lack of experience, financial, marketing and other resources there can be no assurance that the Company will be able to market this device successfully, or develop and market any of its other medical devices, or compete in the medical device industry in general.

     Moreover, competitors may develop and successfully commercialize medical devices that directly or indirectly accomplish what the Company's medical devices are designed to accomplish in a superior and/or less expensive manner. As a consequence, such competing medical devices may render the Company's medical devices obsolete. There can be no assurance that, either prior to or after the Company has developed, commercialized and marketed any of its medical devices that such devices will not be rendered obsolete by competing medical devices.

Health Care Reform and Related Measures; Uncertainty of Product Pricing and Reimbursement

     The levels of revenue and profitability of sales of medical devices may be affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of health care through various means and the initiatives of third party payers with respect to the availability of reimbursement. For example, in certain foreign markets, pricing or profitability of medical devices is subject to government control. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. Although the Company cannot predict what legislative reforms may be proposed or adopted or what actions federal, state or private payers for health care products may take in response to any health care reform proposals or legislation, the existence and pendency of such proposals could have a material adverse effect on the Company in general. Whether a medical procedure is subject to reimbursement from third party payers impacts upon the likelihood that a medical product associated with such a procedure will be purchased. Third party payers are increasingly challenging the prices charged for medical products. Two of the Company's three products, the CRS and the ICP involve a medical procedure. There can be no assurance that any of the Company's products, or the procedures that accompany the CRS and ICP, will be reimbursable. To the extent any or all of the Company's medical products, and any accompanying medical procedures, are not reimbursable by third party payers the Company's ability to sell its products on a competitive basis will be adversely affected, which could have a material adverse effect on the Company.


Dependence On Key Personnel

     The Company's success will depend to a large extent upon its ability to retain Mr. M. Lee Hulsebus, its Chief Executive Officer and Chairman of the Board. In August 1994, the Company entered into an exclusive employment agreement with Mr. Hulsebus and subsequently obtained a term "key man life insurance policy" in the amount of $1,000,000 with respect to Mr. Hulsebus of which the Company is the sole beneficiary in the event of his death. The loss or unavailability of the services of Mr. Hulsebus would have a material adverse effect on the business and operations of the Company. See "Management Employment Agreements."

Need for Additional Personnel

     In the event that the Company receives FDA clearances for expanded diagnostic claims with respect to the Cell Recovery System or Intracranial Pressure Monitoring System, or there is significant commercial demand for the Fluid Alarm System or Cell Recovery System as currently cleared by the FDA, the Company will need to hire additional administrative and sales and marketing personnel. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Company will be able to hire and retain the additional personnel that it will require. Failure to do so could have a material adverse effect on the Company.

Continued NASDAQ SmallCap Listing

     The Company' s Common Stock is presently listed on the NASDAQ SmallCap Market. The National Association of Securities Dealers Automated Quotation System has established certain standards for the initial listing and continued listing of a security on the NASDAQ SmallCap Market and is currently reviewing additional and more stringent listing maintenance standards. The current maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000, capital and surplus of at least $1,000,000, a minimum bid price for the listed securities of $1.00 per share, and that the minimum market value of the "public float" be at least $1,000,000. It is anticipated that upon consummation of this offering the Company's Common Stock will continue to be listed on the NASDAQ SmallCap Market. As of January 6,, 1997, the closing bid price of the Company's Common Stock was $0.75. Therefore, there can be no assurance that the Company will continue to satisfy the minimum price per share or other current or proposed standards required for the continued NASDAQ SmallCap Market listing of its Common Stock. If the Company's Common Stock were excluded from the NASDAQ SmallCap Market it would materially adversely affect the price and liquidity of the Common Stock, as well as the Company's Preferred Stock and the Redeemable Warrants. In the event that the Company is unable to satisfy the NASDAQ SmallCap Market's maintenance requirements, it is anticipated that trading would be conducted in the over-the-counter market National Quotations Bureau ("NQB") "pink sheets" or the OTC's Electronic Bulletin Board. As a consequence, trading with respect to the Company's Common Stock would be subject to the so-called "penny stock" rules. Unless an exception is available, the penny stock rules require, among other things, delivery to a prospective purchaser, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock rules and the risks associated therewith. If the Company's Common Stock was subject to the regulations on penny stocks, the market liquidity for the Common Stock would be severely affected limiting the ability of broker/dealers to sell the Common Stock in the public market. There is no assurance trading in the Company's securities will not be subject to these or new or other regulations that would materially adversely affect the market for such securities.

Volatility of the Company's Common Stock Price

     The market price of the Company's Common Stock has experienced significant volatility. Various factors and events, including announcements by the Company or its competitors concerning patents, proprietary rights, technological innovations or new commercial products, as well as public concern about the safety of medical devices in general, may have a significant impact on the Company's business and the price of the Company's Common Stock.

No Dividends With Respect to Common Stock

     The Company has not paid any cash dividends with respect to its Common Stock, and it is unlikely that Company will pay any dividends on its Common Stock in the foreseeable future. The Company is required pay a 6% cumulative, semi-annual dividend with respect to its Preferred Stock in shares of Common Stock. Earnings, if any, that the Company may realize will be retained in the business for further development and expansion.

Product Liability and Insurance

     The Company's business could, in the future, expose it to product liability claims for personal injury or death. Such risks are inherent in the testing, manufacturing and marketing of its products and services. Although the Company has product liability insurance, there can be no assurance that such insurance will provide adequate coverage against potential liabilities or that it will be able to maintain or, if need be, increase such coverage.

Potential Adverse Effect of Redemption of Redeemable Warrants

     The exercise of the Company's Redeemable Warrants and the sale of the underlying shares of Common Stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of the Company's securities. The exercise of such warrants also may have a dilutive effect on the interest of investors in Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected because the holders of the outstanding warrants can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants. As a result of the Company's Redeemable Warrants being outstanding, the Company may be deprived of favorable opportunities to obtain additional equity capital, if it should then be needed, for its business. It is also possible that, as long as the Redeemable Warrants (initially exercisable at $3.75 per redeemable warrant) and the underwriter's warrants remain outstanding, their existence might limit increases in the price of the Common Stock.

Anti-Takeover Provisions; Poison Pill Issuance of Other Preferred Stock; Utah Anti-Takeover Provisions

     The Company's Articles of Incorporation, as amended, and By-Laws contain provisions that may make the acquisition of control of the Company by means of tender offer, over-the-counter market purchases, a proxy fight or otherwise, more difficult. This could prevent security holders from realizing a premium on their securities of the Company. The Company also adopted a staggered Board of Directors at its most recent annual meeting of shareholders, which is a further impediment to a change in control. The Company has adopted a so-called "poison pill." Specifically, the poison pill significantly increases the cost to an unwanted party to acquire control of the company upon the acquisition by such unwanted suitor of 15% of the outstanding voting power of the Company.

     In addition, the Board of Directors may issue one or more series of preferred stock other than the Company's recently-issued Preferred Stock without any action on the part of the shareholders of the Company, the existence and/or terms of which may adversely affect the rights of holders of the Common Stock. In addition, the issuance of any such additional preferred stock may be used as an "anti-takeover" device without further action on part of the shareholders. Issuance of additional preferred stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power holders of Common Stock and the Company's recently-issued preferred stock (such as by issuing preferred stock with super voting rights and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interests. See
Part II, Item 4 - "Description of Securities - Other Preferred Stock" and "Share Purchase Plan".

     The Company is subject to the provisions of Sections 61-6-1 through 61-6-12 of the Utah Control Share Acquisition Act, an anti-takeover statute. Sections 61-6-1 through 61-6-12 effectively provide that in the event a person acquires ownership or the power to effect, directly or indirectly, the exercise of 20% or more of the voting power of a Utah corporation in connection with the election of directors, then such person shall only be entitled to vote to the extent expressly agreed to by the majority of the other shareholders of the corporation. Accordingly, potential acquirers of the Company may be discouraged from attempting to effect acquisitions the Company's voting securities, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices.

Litigation

     The Company is not currently involved in any litigation.

Arbitrary Determination of Terms of Company's Preferred Stock

     There can be no assurance that the public market for the Company's Preferred Stock will be sustained. The terms of the Preferred Stock, although related to the market price of the Common Stock on the date of the offering in June 1996, were arbitrarily determined by negotiations between the Company and the underwriter of that offering and do not necessarily bear any relationship to the Company's assets, book values, revenues or other established criteria of value, and should not be considered indicative of the actual relative values of the Preferred Stock and the Common Stock. The 1,343,500 preferred shares outstanding at December 31, 1996 will convert in accordance with their terms, by July 24, 1997, or earlier at the holder's choice, into 5,374,000 shares of common stock. Such conversion would increase the Common Stock outstanding from 6,897,963 shares outstanding at December 31, 1996 to 12,271,963 shares outstanding.

Shares Eligible for Future Sale

     Of the 6,897,963 shares of Common Stock outstanding at December 31, 1996, shares of Common Stock are "restricted securities" as that term is defined by Rule 144 of the Securities Act, of which are currently eligible for resale in compliance with Rule 144 of the Securities Act. Of these shares: 52,253 are owned by current officers and directors of the Company who have agreed with the underwriter of the June 1996 public offering not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of any of such shares for a period of thirteen (13) months after June 24, 1996. In addition, holders of 247,500 shares of the Preferred Stock and 247,500 Redeemable Warrants have agreed with the underwriter of the June 1996 public offering not to, directly or indirectly, offer, sell, transfer or otherwise encumber any of these securities for thirteen (13) months after June 24, 1996. The Company has also issued an aggregate of 1,007,180 warrants, subject to adjustment, which shall vest and become exercisable from time to time. Of these non-public warrants, 631,801 subject to adjustment, are owned by officers and directors of the Company who have agreed with the underwriter of the June 1996 public offering not to, directly or indirectly, offer, sell, transfer or otherwise encumber any of these securities, or the underlying Common Stock into which these securities are exercisable, for thirteen (13) months after June 24, 1996. Rule 144 provides that, in general, a person holding restricted securities for a period of two (2) years may, every three (3) months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of the Company's then-outstanding Common Stock or the average weekly trading volume of the Common Stock during the four (4) calendar weeks immediately prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of the Company and was not an affiliate at any time during the ninety (90) day period immediately prior to such sale, and who has satisfied a three (3) year holding period. Of the 1,602,421 shares of restricted Common Stock outstanding, including officers and directors, approximately 632,490 shares have been held for more than two (2) years and are currently eligible for sale under Rule 144. Sales of the Company's Common Stock by shareholders under Rule 144 may have a depressive effect on the market price of the Company's Common Stock. See "Shares Eligible for Future Sale," "Management" - Management Employment Agreements; Consulting Agreements," "Option Plans," and "Description of Securities".

                                   MANAGEMENT

Executive Officers and Directors

     The Directors and Executive Officers and their ages, positions held with the Company, length of time in such positions, and term of office are set forth below:

Name and Age      Current Position           Director Since   Officer Since
------------      ----------------           --------------   -------------
M. Lee Hulsebus   Chairman of the Board,     11/11/94         8/31/94
Age 57            Chief Executive Officer,
                  President

Stephen W. Kenney Vice President, Sales                       1/23/95
Age 46            and Marketing

Edward C. Hall    Chief Financial Officer                     3/15/96
Age 55            and Secretary

Richard E. Sloan  Vice President, New                         3/15/96
Age 47            Business Development

Don L. Arnwine    Director                    3/6/95
Age 64

Arthur E. Bradley Director                   9/26/86
Age 63

William A. Clarke Director                   6/27/96
Age 58

Thomas E. Glasgow Director                  11/11/94
Age 43

Scott A. Weisman  Director                    8/1/96
Age 41

Business Background

     M. Lee Hulsebus. Mr. Hulsebus has been in the health care field for 29 years. Until he joined the Company in August, 1994, he was the President and owner of his own health care consulting firm. From 1990 to 1992, Mr. Hulsebus served as President and Chief Operating Officer of Sports Support, Inc., a sports medicine company. Briefly in 1993, Mr. Hulsebus served as Chief Executive Officer of InCoMed Corporation, then a small California based medical products company. From 1988 until 1990, he served as Medical Group President for Teleflex, Inc. For 22 years prior to that, Mr. Hulsebus was employed by Becton-Dickinson & Co. and C.R. Bard, Inc., both of which are leading companies in the health care industry. Mr. Hulsebus has served in the capacity of President/Chief Executive Officer for the past 15 years.

     Edward C. Hall. Mr. Hall has been the Company's Secretary since April 1996 and its Chief Financial Officer since March 15, 1996. Mr. Hall has also been a financial consultant to the Company since March 1995. From 1994 through the present, Mr. Hall was a consultant to high technology companies in the San Diego area where he acted as an interim chief financial officer and has provided financial turnaround consulting services to a wide variety of high technology and other companies in California and the Southwest. His experience includes positions and assignments for medical, pharmaceutical, broadband and wireless communications, specialty and mail order retailing, and aerospace manufacturing firms.

     Stephen W. Kenney. Prior to joining the Company, Mr. Kenney served as Chief Operating Officer of Cardio Vista, a medical products company headquartered in Southern California. Prior to joining Cardio Vista in 1993, he served as Chairman and Chief Executive Officer of AMBIS, Inc. a research instrumentation company based in San Diego, California, a company he originally joined in 1989. From 1987 to 1989, Mr. Kenney served as Vice President, Sales & Marketing of Division, Inc., also headquartered in San Diego. Prior to that Mr. Kenney had held various management positions with IVAC Corporation (San Diego) and American Hospital Supply.

     Richard E. Sloan. Mr. Sloan has been Vice President of New Business Development since March 1996. Mr. Sloan was also a consultant to the Company from August 1995 to March 1996. From March, 1995 to July, 1995, Mr. Sloan served as Chief Financial Officer of WorldWide Products, Inc., a private Los Angeles based development and marketing firm that distributes pharmaceutical products to plastic surgeons and dermatologists. Prior thereto, from March, 1992 to March, 1995 he served as corporate marketing director and general manager for Industrial Products of UniFET Incorporated, a private company based in San Diego, California involved in the development of sensor-based medical products. From December, 1989 through March, 1992, Mr. Sloan managed his own mergers and acquisition business with First Pacific Group, located in Carlsbad, California which provided investment and financial services to privately-held companies in southern California.

     Don L. Arnwine. Since 1988, Mr. Arnwine has been President of Arnwine Associates of Irving, Texas, a company he founded to provide specialized advisory services to the health care industry. Mr. Arnwine served as Chairman and Chief Executive Officer from 1985 until 1988 of Voluntary Hospitals of America (VHA), a company he joined in 1982. Prior to joining VHA, Mr. Arnwine served as President and Chief Executive Officer of Charleston Area Medical Center, a 1000-bed regional facility care center in the State of West Virginia. Mr. Arnwine holds a B.S. degree in Business Administration from Oklahoma Central State University and a Masters degree in Hospital Management from Northwestern University.

     Arthur E. Bradley, DDS. Dr. Bradley has been a practicing dentist since 1961. Dr. Bradley has been involved for his own account in real estate investments for twenty years and has been active in oil and gas investments for fifteen years. Dr. Bradley graduated from the University of Mississippi at Hattiesburg and obtained his degree in Dentistry from Loyola University Dental School.

     William A. Clarke. Since 1967, Mr. Clarke has held various positions with Johnson & Johnson, Inc. a public medical products company. Most recently, since 1995, Mr. Clarke has served as a consultant to Johnson & Johnson, Inc. Prior to that time, from 1986 through 1995, Mr. Clarke was president of Johnson & Johnson Medical, Inc. a subsidiary of Johnson & Johnson, Inc., with approximately 6,000 employees.

     Thomas E. Glasgow. From April, 1992 to the present, Mr. Glasgow has been President and co-owner of Integrated Trade Systems ("ITS"), a Chicago, Illinois company. Mr. Glasgow and another individual purchased ITS from its parent company in 1992. ITS is a logistics management company specializing in the development and marketing of import and export document generation systems. From 1989 through 1991, Mr. Glasgow was a partner with Wharton Resource Group and a consultant with ITS. Wharton Resource Group is a strategic management company specializing in the development of early stage companies. Prior to these activities, he was a director with Federal Express Corporation for 11 years in various senior management capacities.

     Scott A. Weisman. Mr. Weisman has been Senior Managing Director - Director of Investment Bank, Josephthal Lyon & Ross Incorporated since 1993. Before joining Josephthal Lyon & Ross Incorporated, he was a partner at Kelley Drye & Warren specializing in securities law. He began his career at Parker, Chapin & Flattau in 1980. Mr. Weisman has a Juris Doctor from Albany Law School and a B.A. degree from Syracuse University.

Employment Agreements

     In August, 1994, the company entered into an exclusive four year term employment with Mr. M. Lee Hulsebus. Under his employment agreement, Mr.
Hulsebus is to service as the Company's Chief Executive Officer and receive a base salary of $162,000 per annum. He is also entitled to receive one hundred twenty-five thousand (125,000) shares of the Company's Common Stock at the end of two years of continuous satisfactory employment by the company. In addition, Mr. Hulsebus received 100,000 common stock purchase warrants which are exercisable over a five (5) year period ending August 31, 1999 at $2.00 per share.

     In addition, in 1994, the Company entered into a severance agreement with Mr. Hulsebus. The severance agreement provides, among other things, that in the event a change in control of the Company occurs or Mr. Hulsebus is involuntarily terminated, suffers a disability while employed by the Company or dies while employed by the Company, then Mr. Hulsebus is entitled to receive certain benefits from the Company. Such benefits may include some or all of the following: an amount based on Mr. Hulsebus' base salary as provided for in Mr. Hulsebus' employment agreement; an amount based on the bonus paid or payable to Mr. Hulsebus as provided for in Mr. Hulsebus' employment agreement; the right to received Common Stock that shall vest immediately; and the right to exercise any warrants or stock options held by or granted to Mr. Hulsebus under Mr. Hulsebus' employment agreement or any stock option plan of the Company or both, health insurance and disability insurance. Mr. Hulsebus will not receive any benefits if Mr. Hulsebus voluntarily terminates his employment with the Company or the Company terminates Mr. Hulsebus "for cause", which is defined as the conviction of Mr. Hulsebus after appeal of a felony.

     On August 2, 1996, the Board of Directors extended the Employment and Severance Agreement(s) with Mr. Hulsebus for an additional one (1) year period or until August 31, 1999.

     In March 1996, the Company terminated the services of its executive vice president, B. Roland Freasier, Jr. The Company entered into a termination agreement with Mr. Freasier which terminated his existing employment and severance agreements, and also provided for mutual general releases. Under the termination agreement, Mr. Freasier is entitled to receive 100,000 shares of the Company's Common Stock on August 31, 1996 and 75,000 common stock purchase warrants, which expire on August 31, 1999 and are exercisable at a price of $2.00 per share, after the earlier of August 31, 1996 or the completion of a public offering of the Company's securities. The termination agreement also provides for Mr. Freasier to receive 29 monthly payments of $10,000, commencing on April 1, 1996 and ending August 31, 1998, and 37,500 common stock purchase warrants which are exercisable, from August 31, 1998 through August 31, 2001, at a price of $.80 per share.

     In January 1995, the Company entered into an exclusive three-year employment agreement with Mr. Stephen W. Kenney under which his is to serve as the Company's Vice President of Marketing and Sales. Mr. Kenney receives a base salary of $110,000 per annum. He is also entitled to receive fifty thousand (50,000) shares of the Company's Common Stock on August 31, 1996 and is entitled to receive warrants to purchase thirty-seven thousand five hundred (37,500) shares of the Company's Common Stock at $2.00 per share. One-third of the warrants were issued in January, 1996, and one-third (1/3) of the warrants are to be issued on each of January 4, 1997 and 1998. The warrants are exercisable for a period of five years from the date of issuance.

     In March 1996, the Company entered into an exclusive employment agreement with Mr. Richard E. Sloan under which he is to serve as the Company's Vice
President of New Business Development. Mr. Sloan receives a base salary of $108,000 per annum. He is also entitled to receive twenty-five thousand (25,000) shares of the Company's Common Stock; 12,500 shares of Common Stock will vest each on March 15, 1997 and the remaining 12,500 shares will vest on March 15, 1998. In addition, Mr. Sloan is entitled to receive warrants to purchase thirty-seven thousand five hundred (37,500) shares of the Company's Common Stock at $.80 per share. One-quarter (1/4) of the warrants are to be issued on each of March 15, 1997, 1998, 1999 and 2000. The warrants are exercisable for a period of five years from the date of issuance.

     In March 1996, the Company entered into a non-exclusive employment agreement with Mr. Edward C. Hall under which he is to serve as the Company's Chief Financial Officer. Mr. Hall receives a base salary of $60,000 per annum based upon a three day work week. In the event that Mr. Hall's services are required by the Company in excess of three days per week, Mr. Hall is to be compensated at the same rate as when he was a consultant to the Company, $600 per day. Mr. Hall is also entitled to receive twelve thousand five hundred (12,500) shares of the Company's Common Stock; 6,250 shares of Common Stock will vest on March 15, 1997 and the remaining 6,250 shares will best on March 15, 1998. In addition, Mr. Hall is entitled to receive warrants to purchase twenty-five thousand (25,000) shares of the Company's Common Stock at $.80 per share. One-quarter (1/4) of the warrants are to be issued on each of March 15, 1997, 1998, 1999 and 2000. The warrants are exercisable for a period of five years from the date of issuance.

     Under each of their contracts, Messrs. Hulsebus, Kenney, Sloan and Hall may receive bonuses or other additional compensation consisting of cash, stock or stock purchase rights as may be determined from time to time by the Board of Directors.

     There are no family relationships among any Directors or executive officers.

                      VOTING SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of December 31, 1996, by each person or entity who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, the beneficial ownership by each Director and the beneficial ownership of all Directors and Officers as a group:

                                       Amount and Nature of      Percent
Name & Address                        Beneficial Ownership(1)   of Class(1)
--------------                        -----------------------   -----------
M. Lee Hulsebus                                418,363(2)       3.31%
c/o Medical Device Technologies, Inc.
9171 Towne Centre, Suite 355
San Diego, CA 92122

Edward C. Hall                                   6,913(4)       *(3)%
c/o Medical Device Technologies, Inc.
9171 Towne Centre, Suite 355
San Diego, CA 92122

Stephen W. Kenney                              100,500(5)       *(3)%
c/o Medical Device Technologies, Inc.
9171 Towne Centre Drive, Suite 355
San Diego, CA 92122

Richard E. Sloan                                7,365(4)        *(3)%
c/o Medical Device Technologies, Inc.
9171 Towne Centre, Suite 355
San Diego, CA 92122

Don L. Arnwine                                 48,046(6)        *(3)%
c/o Medical Device Technologies, Inc.
9171 Towne Centre Drive, Suite 355
San Diego, CA 92122

Arthur E. Bradley, DDS                         56,725           *(3)%
c/o Medical Device Technologies, Inc.
9171 Towne Centre Drive, Suite 355
San Diego, CA 92122

William A. Clarke                               1,875           *(3)%
c/o Medical Device Technologies, Inc.
9171 Towne Centre Drive, Suite 355
San Diego, CA 92122

Thomas E. Glasgow                             220,283(7)        1.78%
c/o Medical Device Technologies, Inc.
9171 Towne Centre Drive, Suite 355
San Diego, CA 92122

Scott A. Weisman                                1,250           *(3)%
c/o Medical Device Technologies, Inc.
9171 Towne Centre Drive, Suite 355
San Diego, CA 92122

                                             ---------          ------
All officers and directors as a group         861,320            6.65%
(9 persons)

     (1) The shares of Common Stock owned by each person or by the group, and the shares included in the total number of shares of Common Stock outstanding, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to reflect the ownership of shares issuable upon conversion of outstanding 6% Cumulative Convertible Series A Preferred Stock which vote as to their common equivalents (5,374,000 common shares) and exercise of options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

     (2) Includes 250,000 warrants exercisable at $.80 per share to acquire 250,000 shares of Common Stock and 100,000 warrants exercisable at $2.00 per share to acquire 100,000 shares of Common Stock

     (3) Holding represent less than 1% of the Company's issued and outstanding Common Stock.

     (4) Includes 5,000 warrants exercisable at $0.80 per share to acquire 5,000 shares of Common Stock.

     (5) Includes 70,000 warrants exercisable at $0.80 per share to acquire 70,000 shares of Common Stock and 25,000 warrants exercisable at $2.00 per share to acquire 25,000 shares of Common Stock.

     (6) Includes 3,125 warrants exercisable at $1.20 per share to acquire 3,125 shares of Common Stock and 9,921 warrants exercisable at $1.26 per share to acquire 9,921 shares of Common Stock.

     (7)  Includes  12,500  warrants  exercisable  at $2.00 per share to acquire
12,500 shares of Common Stock and 79,380 warrants, 60,0000 of which are exercisable at $1.26 per share to acquire 60,000 shares of Common Stock and 19,380 of which are exercisable at $1.29 per share to acquire 19,380 shares of Common Stock.

     There are no arrangements known to the Company which may at a subsequent date result in a change in control of the Company.

                                LEGAL PROCEEDINGS

     There are no legal proceedings to which the Company is a party which could have a material adverse effect on the Company.

                                 INDEMNIFICATION

     The Company has obtained officers' and directors' liability insurance that provides for a maximum of $2,000,000 of coverage, subject to a $100,000 corporate reimbursement per occurrence payable by the Company. Any payments made by the Company under an indemnification agreement which are not covered by the insurance policy may have an adverse impact on the Company's earnings.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Registrant incorporates the following documents by reference in this Registration Statement:

     (a) Registrant's Annual Report on Form 10-KSB, as amemded, filed for the year ended December 31, 1995,

     (b) The Company's current Report on Form 8-K dated January 15, 1996,

     (c) The Company's current Report on Form 8-K dated January 24, 1996,

     (d) Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996,

     (e) Prospectus dated June 24, 1996,

     (f) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996,

     (g) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996,

     (h) All other documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold.

Item 4. Description of Securities

     The Company is authorized to issue 750,000 shares of Common Stock, par value $0.15 per share, of which 6,897,963 shares were issued and outstanding as of December 31, 1996.

     The Company is also authorized to issue up to 10,000,000 shares of Preferred Stock, as of December 31, 1996, the Company had outstanding 1,343,500 shares of 6% Cumulative Convertible Series A Preferred Stock. Each share of this Preferred Stock converts into four shares of Common Stock at $1.25 per share.

         Common Stock

     Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

     All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

         6% Cumulative Convertible Series A Preferred Stock

     On June 24, 1996, the Company completed a public offering of 1,500,00 shares of 6% Cumulative Convertible Series A Preferred Stock, par value $.10 per share (the "Preferred Stock"). The designations, rights, powers, preferences, qualifications and limitations of which are set forth in a Certificate of Amendment (the "Certificate of Amendment") filed with the Secretary of State of the State of Utah amending the Company's Articles of Incorporation, a form of which was filed as an exhibit to the Registration Statement associated with the public offering of the Preferred Stock on June 24, 1996. In addition, concurent with the offering, 247,500 shares of Preferred Stock were issued one-for-one, to holders of Series I Preferred Stock issued in association with short term debt of the Company which was repaid with the offering proceeds. Further, in August 1996, the underwriter of the June 1996 public offering exercised its overallotment options under the offering to purchase an additional 100,000 shares of Preferred Stock.

     The following is a summary of the terms of the Preferred Stock. This summary is not intended to be complete and is subject to, and qualified in its entirety by, reference to the Certificate of Amendment.

                                Part II - Page 2

     Dividends. The holders of the Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends, payable solely in Common Stock the rate of 6% per annum of the liquidation value (the "Liquidation Value") of the Preferred Stock. The dividend is payable semi-annually on June 30 and December 31 of each year, although the first dividend was paid as of August 31, 1996. Dividends shall be paid to the holders of record as of a date, not more than thirty (30) days prior to the dividend payment date, as may be fixed by the Board of Directors (the "Dividend Declaration Date"). Dividends accrue from the first day of the semi-annual period in which such dividend may be payable except with respect to the first semi-annual dividend which shall accrue from the date of issuance of the Preferred Stock. Each holder of Preferred Stock shall receive such number of shares of Common Stock equal to the quotient of (i) 6% of the Liquidation Value of the Preferred Stock divided by (ii) the average ten (10) day moving average closing bid price of the Common Stock during the thirty (30) trading days immediately prior to Dividend Declaration Date (the "Stock Dividend Price"); provided, however, that in no event shall the Stock Dividend Price exceed $3.00 per share or be less than $1.20 per share.

     No dividends may be paid on any shares of capital stock ranking junior to the Preferred Stock unless and until all declared but unpaid dividends on the Preferred Stock have been declared and paid in full.

     Right to Convert. Each share of Preferred Stock is convertible, at the option of the holder, at any time commencing on October 22, 1996 (the "Initial Conversion Date"). Each share of Preferred Stock will convertible into four (4) shares of Common Stock (the "Conversion Ratio"), subject to adjustment in certain circumstances. The conversion price of the Common Stock issuable upon conversion of the Preferred Stock $1.25 (the "Conversion Price"), which is the quotient of the Liquidation Preference divided by the Conversion Ratio.

     Automatic Conversion. Unless earlier converted, all outstanding shares of Preferred Stock will be converted into Common Stock without any action by the holders thereof, on July 24, 1997 (the "Automatic Conversion Date"). All accrued but unpaid Common Stock dividends shall be paid upon the conversion.

     Procedure for Conversion. To convert Preferred Stock into Common Stock, the holder thereof must surrender the certificate therefor to the Company' s transfer agent with a conversion notice appropriately completed and signed. Such notice is not required if the conversion is automatic. The transfer agent will, as soon as practicable thereafter, issue a certificate for the appropriate number of shares of Common Stock. Conversion will be deemed to have been made upon the surrender of the certificate for the shares of Preferred Stock to be converted. If the conversion would result in the issuance of a fractional share of Common Stock, the Company will, in lieu of issuing a fractional share, round up to the nearest whole share.

                                Part II - Page 3

     Adjustment of Conversion Ratio. The number of shares of Common Stock into which the Preferred Stock is convertible is subject to adjustment in addition to the adjustments set forth above, upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications on or of the Common Stock or a merger of the Company with or into another entity, or sale of all or substantially all of the assets of the Company. The Company will notify holders of Preferred Stock of such adjustments.

     Voting Rights. Each holder of shares of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such holder's shares of Preferred Stock could be converted at the time of the vote, will have voting rights equal to the voting rights of such number of shares of Common Stock voting together with the Common Stock as a single class on all matters submitted to the holders of Common Stock and shall be entitled to notice of any shareholders' meeting. Any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by a single holder are converted) will be disregarded.

     Liquidation Preference. The holders of shares of Preferred Stock are entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any stock ranking junior to the Preferred Stock, $5.00 per share plus any accrued but unpaid dividends (the "Liquidation Preference" ). After payment of the full amount of the Liquidation Preference, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

     Upon any such liquidation, dissolution or winding up, such preferential amounts with respect to the Preferred Stock and any class or series ranking on a parity with the Preferred Stock if not paid in full shall be distributed pro rata in accordance with the aggregate preferential amounts of the Preferred Stock and such other classes or series of stock, if any. So long as any shares of Preferred Stock are issued and outstanding, the Company shall not issue any securities with rights, preferences or provisions senior to the Preferred Stock.

     Restrictions and Limitations. Shares of Preferred Stock acquired by the Company by reason of purchase, conversion, redemption or otherwise shall be retired and shall become authorized but unissued shares of Preferred Stock, which may be reissued as part of a new series of Preferred Stock created under the Company's Articles of Incorporation.

                                Part II - Page 4

         Other Preferred Stock

     As of the date hereof, there are no shares of preferred stock other than the Preferred Stock. The Company's Articles of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Preferred Stock or the Common Stock. Preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention of issuing any shares of preferred stock, there can be no assurance that it will not do so in the future. If the Company issues preferred stock, such issuance may have a dilutive effect upon the common shareholders, and the purchasers of the securities offered hereby.

         Share Purchase Plan

     The Company has adopted a share purchase plan, the principal terms and conditions of which are set forth below.

     The Rights. Each holder of a share of Common Stock has the right (the "Right") to purchase one-fiftieth (1/50) of share of the Company's Series I Preferred Stock (which is unrelated to the Series I Preferred Stock issued to the Selling Shareholders in the June 24, 1996 public offering). The Series I Preferred Stock will be a new series of the Company's Preferred Stock designed so that each one-fiftieth (1/50) of a share is substantially identical (except as to voting rights, due to restrictions thereon contained in the Company's Articles of Incorporation) to a share of Common Stock.

     Exercise Price. The exercise price of the Rights (the "Exercise Price") is $10.00 per share. The Exercise Price was established by the Board based on an estimate of the reasonable long-term value of the Common Stock over the life of the Rights. The Rights have customary anti-dilution provisions whereby the Exercise Price and the number of shares of Series I Preferred Stock which may be purchased will be adjusted to reflect share issuances and/or reclassifications by reason of certain transactions including stock splits, stock dividends, recapitalizations and reorganizations in which the Company may engage or participate.

     How the Rights May be Exercised. As issued, the Rights are represented by, and will trade with and only with, the Common Stock and are not represented by separate certificates. However, the Rights will be represented by separate Right Certificates, trade separately from the shares of Common Stock and become exercisable at the Exercise Price starting ten (10) days after: (i) it is publicly announced that any person(s) (other than a Continuing Director, as hereinafter defined below, an Officer of the Company appointed to such position with the approval of a majority of the Continuing Directors then in office, or any affiliate or associate of the foregoing) has, after the Plan is announced, acquired beneficial ownership of voting stock representing fifteen percent (15%) or more of the outstanding voting power of the Company (a "15% Shareholder"), or
(ii) any person(s) commences a tender or exchange offer for such number of shares of Common Stock that would result in such person becoming a 15% Shareholder

                                Part II - Page 5

     "Flip-ln'' Provision. Under the Plan, if at any time, any person or group becomes a 15% Shareholder (other than a Continuing Director, an Officer of the Company appointed to such position with the approval of a majority of the Continuing Directors then in office or any affiliate or associate of the foregoing), the Rights will "flip-in" and give the holder thereof, other than any 15% Shareholder and its transferees the right to buy, for $10.00, shares of Common Stock with a market value of $20.00 (i.e., purchase the Company's Common Stock at a 50% discount from its market price). Notwithstanding the foregoing, the Rights will not become immediately exercisable or "flip-in" under the plan if the continuing Directors determine that the fifteen percent (15%) threshold has been inadvertently crossed and the 15% Shareholder agrees to reduce its ownership below 15% within 20 business days and remains below that level for one year.

     The ''Flip-Over" Provision. If, after the Rights are exercisable, any merger or consolidation occurs in which the Company's Common Stock does not remain outstanding, each Right will be converted into the right to purchase, for the $10.00 Exercise Price, the common stock of the acquiror company having a market value of $20.00 (i.e., purchase such stock at a 50% discount from the market price).

     Continuing Directors. The Plan defines a Continuing Director as the Directors of the Company who are Directors on the date hereof, and Directors appointed or elected upon the recommendation of the Continuing Directors then in office but not including nominees of a person triggering either of the "flip-in" or "flip-over" provisions, described above.

     Exchange of the Rights. At any time following the triggering of the "flip-in" provision, the Continuing Directors may exchange the Rights (other than those Rights which have become void, as described above, for Common Stock (or equivalents) at an exchange ratio of one (1) share of Common Stock for each Right (subject to adjustment).

     Redemption of the Rights. The Rights may be redeemed by the Continuing Directors of the Company $.01 each (payable in cash or securities) at any time before there is a 15% Shareholder who has trigger "flip-in" provision.

     Amendment of the Rights. The Plan and any Rights issued under the plan can be amended by the Continuing Directors prior to the time any person or group becomes a 15% Shareholder (with the exceptions as set forth above). Thereafter, the Continuing Directors can amend the Plan or the Rights to eliminate ambiguities or to provide additional benefits to the holders of the Rights (other than any such holder).

     Term of Rights. The Rights have a ten (10) year term, unless sooner redeemed or terminated.


                                Part II - Page 6

Item 5.  Interest of Named Experts and Counsel

     None

Item 6.           Indemnification of Officers and Directors

     Registrant's  Articles  of  Incorporation  and Bylaws and the Utah  General
Corporation Law provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

Item 7.  Exemption from Registration Claimed

     None. No securities issued before the effective date of this Registration Statement will be reoffered or resold pursuant to this Registration Statement

Item 8.           Exhibits

3.1 Articles of Incorporation of Registrant, as amended.(1)
3.2 Bylaws(1)
3.3 Certificate of Amendment to Articles of Incorporation of Registrant dated May 18, l995. (2)
3.4 Certificate of Amendment to Articles of Incorporation of Registrant dated December 1, l995.(2)
5. Opinion of Zukerman Gore & Brandeis, LLP regarding legality of shares being issued.
10. 1997 Stock Compensation Plan.
24. Consent of Zukerman Gore & Brandeis, LLP. See Exhibit 5.
___________________________________________________

(1)      Incorporated by reference from Form S-1, File No. 0-012365
(2)      Incorporated by reference from Form 8-K dated January 15, 1996.


Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or election of a managing underwriter.

     Provided however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registration pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                                Part II - Page 7

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                Part II - Page 8

                        POWER OF ATTORNEY AND SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 10th day of January, 1997.

                         MEDICAL DEVICE TECHNOLOGIES, INC.


                         By: /s/ M. Lee Hulsebus
                         -----------------------
                         Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned hereby appoints
M. LEE HULSEBUS and EDWARD C. HALL or either one of them as is lawful attorney-in-fact with full power of substitution, severally, to execute in the name and on behalf of each such person individually and in each capacity stated below, one or more amendments (including post-effective amendments) to the Registration Statement, which amendments may make such changes in the Registration Statement, as the attorney-in-fact acting deems appropriate, and to file any such amendment of the Registration Statement with the Securities and Exchange Commission.


SIGNATURE                TITLE                              DATE



/s/M. Lee Hulsebus       Chief Executive Officer,           January 10, 1997
                         President and Chairman

/s/Edward C. Hall        Chief Financial                    January 10, 1997
                         Officer/Secretary

/s/Don L. Arnwine        Director                           January 10, 1997

/s/Arthur E. Bradley     Director                           January 10, 1997

/s/William A. Clarke     Director                           January 10, 1997

/s/Thomas E. Glasgow     Director                           January 10, 1997

/s/Scott A. Weisman      Director                           January 10, 1997

                                  EXHIBIT INDEX

EXHIBIT           DESCRIPTION

5                 Opinion and Consent of Zukerman Gore & Brandeis, LLP

10                1997 Stock Compensation Plan

24                Consent of Zukerman Gore & Brandeis, LLP (See Exhibit 5)